Exhibit 5
HART & TRINEN, LLP
1624 Washington St.
Denver, CO 80203
(303) 839-0061

May 29, 2007
Flexible Solutions International, Inc.
615 Discovery Street
Victoria, British Columbia V8T 5G4

This letter will constitute an opinion upon the legality of the sale by certain shareholders of Flexible Solutions International, Inc., a Nevada corporation, of up to 1,426,180 shares of common stock, all as referred to in the Registration Statement on Form SB-2 filed by Flexible Solutions with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of Flexible Solutions and the applicable laws of the State of Nevada, and a copy of the Registration Statement. In our opinion, Flexible Solutions has duly authorized the issuance of the shares of stock mentioned above and, when sold in accordance with the terms and conditions set out in the Registration Statement, such shares of common stock, will be legally issued, fully paid and non-assessable.

Very truly yours,

HART & TRINEN, L.L.P.

/s/ William T. Hart
William T. Hart